UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   May 12, 2008
Streamline Health Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 Alliance Road, Suite 200, Cincinnati, OH	45242-4716

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code            (513) 794-7100
(Former name, former address, and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION
On May 12, 2008, Streamline Health, Inc., a wholly owned subsidiary of Streamline Health Solutions, Inc., entered into a ninety day extension of the existing revolving loan agreement with the Fifth Third Bank, Cincinnati, OH, in the principal amount of $500,000. The interest rate on amounts borrowed will accrue at a variable rate from the Prime Rate to the Prime Rate plus 3%, based on the ratio of the funded indebtedness to the trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA). The agreement contains other covenants including; Minimum Tangible Net Worth, Fixed Charge Coverage Ratio and Funded Indebtedness to EBITDA. The loan is guaranteed by the Registrant and is secured by a first lien on all of the assets of the Registrant and its subsidiary. The complete terms of this loan are set forth in the Revolving Note and Continuing Guarantee Agreement attached as Exhibits 10.1 & 10.2 of Form 8-K dated January 7, 2008, previously filed with the Commission
This extended facility expires on July 30, 2008. Currently the Registrant is negotiating with several lenders for a larger multi year facility and expects to enter into a new agreement prior to June 30, 2008.
Streamline Health believes that its present cash position, combined with cash generation currently anticipated from operations will be sufficient to meet anticipated cash requirements for the short term and the Registrant believes that, based on current cash projections, it will not be required to use this temporary facility in the short term.
Signatures
Pursuant to the requirements of the Securities Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Streamline Health Solutions, Inc.
Date: May 12, 2008	By:	/s/ Paul W. Bridge, Jr.
Paul W. Bridge, Jr.
Chief Financial Officer

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